FIRST NILES FINANCIAL, INC.
ANNOUNCES THIRD QUARTER 2004 EARNINGS

Niles, Ohio, October 15, 2004 - First Niles Financial, Inc. (Nasdaq SmallCap Market: FNFI), the holding company for Home Federal Savings and Loan Association of Niles, today reported results for the three month and nine month periods ended September 30, 2004.

Net income for the three months ended September 30, 2004 totaled $289,000 as compared to net income of $261,000 for the same period in 2003, an increase of $28,000, or 10.7%. The increase in net income in the current three month period as compared to the same period in 2003 was attributable to an increase in net interest income of $31,000 and a $16,000 decrease in non-interest expense, partially offset by a $2,000 decline in non-interest income and a $17,000 increase in income tax expense.

Net income for the nine months ended September 30, 2004 was $792,000 as compared to $783,000 for the nine months ended September 30, 2003, an increase of $9,000, or 1.1%. The increase in net income in the current nine month period as compared to the same period in 2003 was primarily attributable to a $77,000 increase in non-interest income, and a decrease in non-interest expense of $49,000, partially offset by a decrease in net interest income of $108,000 and an increase in income tax expense of $9,000. The annualized return on average assets for the three and nine months ended September 30, 2004 was 1.18% and 1.07%, respectively. In 2003, the annualized return on average assets for the respective comparative periods was 1.04%, each.

Primary earnings per share for the three and nine months ended September 30, 2004 was $0.22 and $0.61, respectively. Primary earnings per share for the three and nine months ended September 30, 2003 was $0.20 and $0.59, respectively.

Non-interest income for the third quarter of 2004 totaled $74,000, compared to $76,000 for the third quarter of 2003, a decline of $2,000, or 2.6%. For the nine months ended September 30, 2004 non-interest income was $239,000, compared to $162,000 for the same nine month period in 2003, an increase of $77,000 or 47.5%. The increase in non-interest income for the comparative nine month periods was primarily the result of an increase in gain on sale of investments of $83,000, which was partially offset by a $6,000 decrease in service fees and other income.

Non-interest expense decreased $16,000, or 3.7%, in the current three-month period as compared to the same three month period in 2003. This decrease was primarily attributable to a $10,000 decrease in legal and audit expense. For the nine-month period ended September 30, 2004 non-interest expense decreased $49,000, or 3.6%, as compared to same nine-month period in 2003. This decrease was primarily comprised of a $40,000 decrease in compensation and benefits and a $18,000 decrease in legal and audit expenses. The decrease in compensation and benefits in the comparative periods was attributable to the retirement of two officers. The duties of these officers have generally been absorbed by existing personnel and the addition of one employee. However, further staff additions may be necessary as the personnel situation is continually assessed.

Non-performing assets, consisting of non-accruing loans, accruing loans delinquent more than 90 days and real estate owned totaled $993,000 at September 30, 2004, or 2.4% of net loans receivable, a decrease of $8,000 from December 31, 2003. The allowance for loan losses totaled $758,000 at September 30, 2004, representing 91.1% of non-performing loans and 76.3% of nonperforming assets. At September 30, 2004, the allowance for loan losses represented 1.8% of net loans receivable and 0.8% of total assets. At December 31, 2003 the allowance for loan losses totaled $759,000 and represented 75.8% of non-performing loans and non-performing assets, as the Company did not have any real estate owned at that date. At December 31, 2003 the allowance for loans losses represented 2.0% of net loans receivable and 0.8% of total assets.

At September 30, 2004 total assets were $98.0 million, as compared to $100.0 million at December 31, 2003, a decrease of $2.1 million, or 2.1%. The decrease in assets was primarily comprised of a $6.8 million decrease in total investment securities partially offset by a $2.8 million increase in net loans receivable and a $1.8 million increase in cash and cash equivalents. Deposits decreased by $1.5 million during the first nine months of 2004. This decrease was comprised of a $818,000 decrease in savings and NOW account deposits, and a $648,000 decrease in certificates of deposit.

Total equity at September 30, 2004 was $16.1 million compared to $16.6 million at December 31, 2003. The decline in total equity was primarily attributable to a $458,000 increase in treasury stock and a $243,000 decrease in net unrealized gains on securities available for sale, partially offset by a $205,000 increase in retained earnings. The Company repurchased 68,908 shares of its common stock during the nine month period ended September 30, 2004 at an average price of $17.40. These share repurchases were partially offset by the exercise of options to purchase shares by officers, directors and employees of the Company. At September 30, 2004 the Association significantly exceeded all regulatory capital requirements.

First Niles Financial, Inc. and its wholly-owned subsidiary, Home Federal Savings and Loan Association of Niles, may from time to time make written or oral "forward-looking statements", including statements contained in its filings with the Securities and Exchange Commission. These forward-looking statements may also be included in press releases, such as this one, and other communications by the company, which are made in good faith by us pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risk and uncertainties, and are subject to change based on various factors (some of which are beyond our control). The words "may", "could", "should", "would", "believe", "anticipate", "estimate", "expect", "intend", "plan" and similar expressions are intended to identify forward-looking statements.

First Niles Financial, Inc. is headquartered at 55 North Main Street, Niles, Ohio 44446.

FOR IMMEDIATE RELEASE	For Further Information Contact:

October 15, 2004	William L. Stephens, President or Lawrence Safarek, Vice President First Niles Financial, Inc. 55 N. Main Street Niles, Ohio 44446 (330) 652-2539

Selected Financial Condition Data (In thousands, except for per share data)
	September 30, 2004 (Unaudited)	December 31, 2003

Total assets	$97,977	$100,033
Loans receivable, net	41,563	38,778
Securities (AFS) at market	34,710	51,411
Securities (HTM) at cost	10,178	295
Deposits	60,471	61,936
Total borrowings	20,500	20,500
Retained earnings	14,283	14,078
Common stock and paid in capital	6,880	6,897
Total equity	16,116	16,630
Book value per share	$11.64	$11.88

Selected Operating Data (In thousands, except for per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)

Interest income	$1,245	$1,243	$3,680	$3,929
Interest expense	486	515	1,470	1,611
Provision for loan losses	-	-	-	-
Net interest income	759	728	2,210	2,318
Non-interest income	74	76	239	162
Non-interest expense	416	432	1,312	1,361
Income before inc. tax exp.	417	372	1,137	1,119
Income tax expense	128	111	345	336
Net income	289	261	792	783
Earnings per share - basic	$0.22	$0.20	$0.61	$0.59
diluted	0.22	0.20	0.60	0.58